Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Announces Pre-Clinical Study Results for

Prototype Rapid HCV Antibody Test at AACC Annual Meeting

- Prototype Test Performance Equivalent to Lab-Based Testing

in Pre-clinical Trials of Human Subjects -

BETHLEHEM, PA – July 19, 2007 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), the market leader in oral fluid diagnostics, today announced pre-clinical study results for a prototype rapid Hepatitis C (“HCV”) antibody test on the Company’s OraQuick® test platform, using oral fluid, finger-stick whole blood, venous whole blood, serum and plasma samples. These results were reported by OraSure at the 2007 Annual Meeting of the American Association of Clinical Chemistry held in San Diego, California.

In pre-clinical studies conducted by the Company, performance of the prototype HCV test for all specimen types was shown to be equivalent to or better than results obtained from currently available, state of the art laboratory-based enzyme immunoassay tests using serum and plasma specimens. Additional information regarding the preclinical study results presented by OraSure at the ACC Annual Meeting can be found at www.orasure.com/aacc.

“We are very pleased with the pre-clinical results generated by our prototype OraQuick® rapid HCV antibody test,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our development efforts are proceeding on schedule, and we intend to begin the final clinical studies required to obtain FDA approval during the next several months. Our plan is to complete these studies as soon as possible and file an application for FDA approval in early 2008. Assuming we are successful, we expect that our test will be the first rapid HCV antibody test approved by the FDA for use in the United States.”

Prospective pre-clinical testing of 419 low-risk human subjects using oral fluid, finger stick and venous whole blood, serum and plasma, generated concordant results across all specimen types for each individual. Specificity, which is the percentage of tests that correctly show a negative result when an individual is not infected, was 99.8% in all specimen types. Three individuals in this group were newly identified as having been infected with HCV. In testing of 92 individuals known to be infected with HCV, pre-clinical results indicated sensitivity in venous whole blood and oral fluid of 100%. In addition, 639 archived HCV-positive plasma samples were tested and similarly resulted in 100% sensitivity. Sensitivity is a measure of the percentage of tests that correctly show a positive result when an individual is infected with HCV.

The pre-clinical studies also evaluated the test’s sensitivity during seroconversion. Seroconversion refers to the period of time immediately after infection during which an individual’s body generates detectable antibodies to HCV. Out of 22 seroconversion panels tested, the prototype HCV test detected HCV antibody on average three days earlier than a laboratory-based assay and in no case did the prototype test detect HCV antibody later than the laboratory assay.

Hepatitis C is the most common blood-borne infection in America, affecting approximately four million people or about one in every 50 adults, according to the Centers for Disease Control and Prevention. Most people who contract the disease will develop chronic hepatitis C infection and more than half of infected persons are not aware that they have the disease. Chronic Hepatitis C can cause cirrhosis, liver failure and liver cancer. About half of all cases of primary liver cancer in the developed world are caused by Hepatitis C, and Hepatitis C related liver disease is now the leading cause for liver transplants. Without increased therapeutic treatment, the number of deaths from HCV infection is expected to increase substantially over the next 10 to 20 years due to the progression of liver disease in the infected population.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please go to www.orasure.com.

Important Information

This press release contains certain forward-looking statements, including with respect to products, product performance, clinical studies, regulatory filings and the effects of HCV infection. Actual results could be significantly different. Factors that could affect results include the ability to market and sell products; changes in relationships, including disputes or disagreements, with strategic partners and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of competitors, competing products and technology changes; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance; continued bulk purchases by customers, including governmental agencies, and the ability to fully deploy those purchases in a timely manner; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical product components; availability of related products produced by third parties or products required for use of our products; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; history of losses and ability to achieve sustained profitability; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally; loss or impairment of sources of capital; ability to meet financial covenants in agreements with financial institutions; ability to retain qualified personnel; exposure to product liability, patent infringement, and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; ability to complete consolidation or restructuring activities; ability to identify, complete and realize the full benefits of potential acquisitions; and general political, business and economic conditions. These and other factors are discussed more fully in the

Securities and Exchange Commission (“SEC”) filings of OraSure Technologies, including its registration statements, its Annual Report on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on Form 10-Q, and its other filings with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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